Exhibit 3.2

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

(as approved by the Board of Directors of Unum Group on December 11, 2008)

Article VIII, SECTION 12. Contract Right; Effect of Amendment. The right to indemnification and advancement conferred in this Article VIII shall be a contract between the Corporation and each person who is covered by this Article VIII while these Bylaws are in effect. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any person who is covered by this Article VIII in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification. Notwithstanding the foregoing provisions of this Article VIII, any right or protection provided hereunder shall be deemed to vest at the time that the act or omission occurred, irrespective of when and whether a proceeding challenging such act or omission is first threatened or commenced.